Exhibit 10.8

TM2500 SUPPLY AND DISTRIBUTION AGREEMENT
dated as of July 31, 2019
between
GENERAL ELECTRIC COMPANY, acting through its GE Power’s Gas Power Systems business unit
and
BAKER HUGHES, A GE COMPANY, LLC

TABLE OF CONTENTS

Page

APPENDICES

APPENDIX 1	Scope of Supply
APPENDIX 2	Pricing
APPENDIX 3	Seller Standard Terms
APPENDIX 4	Required Drawings and Documentation
APPENDIX 5	Auxiliary Components

SCHEDULES

SCHEDULE 4.01(a)	Exceptions to Distribution Exclusivity
SCHEDULE 7.04	Product Quality Requirements

i

TM2500 SUPPLY AND DISTRIBUTION AGREEMENT
This TM2500 Supply and Distribution Agreement, dated as of July 31, 2019 (the “Effective Date”) (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made by and between General Electric Company, a New York corporation (“GE”), acting through its GE Power’s Gas Power Systems business (“Seller”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE” or “Buyer”).
RECITALS
WHEREAS, the Parties desire for Buyer to purchase the Product during the Term and Spare Parts and Services until the earlier of the end of the Term or the Closing Date (as defined in the Transaction Agreement), in each case, from Seller and the Parties desire that this Agreement and any POs issued in accordance with the terms of this Agreement establish the exclusive terms and conditions as to the transactions for the Product, Spare Parts and Services.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:
Article I

DEFINITIONS
Section 1.01    Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:
“A&R IPXL” means that certain Amended and Restated Intellectual Property Cross License Agreement between BHGE and GE dated as of November 13, 2018 (as amended, modified or supplemented from time to time in accordance with the terms thereof).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person. For purposes of this Agreement, neither BHGE nor any of its Affiliates nor GE nor any of its Affiliates shall be deemed to be an Affiliate of the other.
“Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“BHGE” shall have the meaning set forth in the introductory paragraph hereof.
“Breaching Party” shall have the meaning set forth in Section 2.02(c)(i).
“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“Buyer” shall have the meaning set forth in the introductory paragraph hereof.
“Buyer’s Instructions” shall have the meaning set forth in Section 11.03(c).

“Confidential Information” shall have the meaning set forth in Section 12.07(a).
“Control” or “Controlling” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Controlled” shall mean, with respect to any Intellectual Property, the right to grant a license or sublicense to such Intellectual Property, as provided for herein without: (a) violating the terms of any agreement or other arrangement with any third party; (b) requiring any consent, approvals or waivers from any third party, or any breach or default by the Party being granted any such license or sublicense being deemed a breach or default affecting the rights of the Party granting such license or sublicense or (c) requiring the payment of compensation that is not immaterial to any third party.
“Disclosing Party” shall have the meaning set forth in Section 12.07(a).
“Document Package” shall mean (a) with respect to TM2500s in inventory as of the date hereof, the engine test certificate, technical bulletin (including service bulletin) status and any plans to remediate the items noted therein, preservation records and assembly factory acceptance test (FAT) report, and (b) with respect to TM2500s not yet manufactured as of the date hereof, the engine test certificate, lube oil system and any auxiliary test certificates, CO2 system test certificate, confirmation of technical bulletin status, and assembly factory acceptance test (FAT) report.
“Effective Date” shall have the meaning set forth in the preamble.
“European Economic Area” shall mean Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.
“Exclusivity Forecast” shall have the meaning set forth in Section 4.03(b).
“Extended Cure Period” shall have the meaning set forth in Section 2.02(c)(ii).
“Force Majeure” shall mean an event that is objectively outside of the reasonable control of the impacted Party (or Parties), including fire, flood, earthquake, hurricane, act of God, war, act of terrorism, prolonged and unforeseeable unavailability of power or raw materials or supply, or act or failure of any Governmental Entity.
“Forecasted TM2500s” shall have the meaning set forth in Section 4.03(b).
“GE” shall have the meaning set forth in the introductory paragraph hereof and excludes GE Aviation and the Affiliates of GE included in the GE Aviation business unit.
“GE Aviation” shall mean GE’s GE Aviation business unit, including any sub-unit or division thereof.

“GE Existing Business Activities” shall have the meaning set forth in the JVCo LLC Agreement.
“Governmental Entity” shall mean any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.
“Initial Cure Period” shall have the meaning set forth in Section 2.02(c)(ii).
“Initial Term” shall have the meaning set forth in Section 2.01.
“Intellectual Property” shall mean all of the following, whether protected, created or arising under the Laws of the United States or any other foreign jurisdiction, including: (a) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions, (b) copyrights, moral rights, mask work rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof; and all rights therein whether provided by international treaties or conventions or otherwise, (c) confidential and proprietary information, including rights relating to know-how or trade secrets, (d) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (a) - (c) above, and (e) intellectual property rights in Technology. As used in this Agreement, the term “Intellectual Property” expressly excludes (i) trademarks, service marks, trade names, service names, domain names, trade dress, logos, and other identifiers of same, all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing and (ii) rights arising from or in respect of domain names, domain name registrations and reservations.
“IPP” shall mean an independent power producer that is generating, producing or selling power to the grid either under a power sales agreement or arrangement or as a merchant seller to the spot market.
“JVCo” means Aero Products and Services JV, LLC, a Delaware limited liability company.
“JVCo LLC Agreement” shall mean the Post-Closing LLC Agreement as such term is defined in the Transaction Agreement.
“Law” shall mean any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.
“Non-Breaching Party” shall have the meaning set forth in Section 2.02(c)(i).
“Notice of Material Breach” shall have the meaning set forth in Section 2.02(c)(i).

“Notice of Termination” shall have the meaning set forth in Section 2.02(c)(iii).
“O&G Segment” shall be composed of customers operating in the oil and gas industry in which the application is one or more of the following oil and gas activities for mechanical drive or, to the extent provided in the sentence below, power generation: (a) drilling, evaluation, completion or production; (b) liquefied natural gas; (c) compression and boosting liquids in upstream, midstream and downstream; (d) pipeline inspection and pipeline integrity management; (e) processing in refineries and petrochemical plants (including fertilizer plants). The Parties acknowledge that the O&G Segment includes the opportunity to sell the Product, Spare Parts and Services to customers otherwise within the O&G Segment (pursuant to one of the clauses of the immediately preceding sentence) where 50% or less of the power generated by such Product (or the Product to which such Spare Parts or Services correspond) will be dispatched to the grid, but not where more than 50% of such power generated will be dispatched to the grid; provided, that the foregoing determination with respect to the percentage of generated power by the application to the grid shall be made by the applicable customer at the time of the sale of the applicable Product, and that determination shall also apply to Spare Parts or Services for such Product.
“OFS Business” means Buyer’s oilfield services business unit.
“Ordinary Course of Collaboration” means cooperation with, and support of, Packagers in the ordinary course of Buyer’s business aimed at enabling Packagers to design package solutions for trailer mounted units, manufacture such packages and assemble a full gas turbine into the designed packages (provided that, for the avoidance of doubt, licensing Buyer's packaging technology is deemed in all cases to be in the ordinary course of Buyer’s business). Such activities may include, without limitation, engineering support in designing the trailer mounted package solution, provision of original equipment manufacturer requirements, provision of technical information relevant to previously developed configurations of packages and auxiliary systems to be used by the Packagers to develop its own solution, consulting and training activities.
“Packager” shall have the meaning set forth in Section 4.02(d).
“Party” shall mean Seller and Buyer individually, and, in each case, the legal entities operating on their behalf and entering into POs hereunder, and further, in each case, their permitted successors and assigns.
“Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.
“PO Modification Agreement” shall have the meaning set forth in Section 5.03(a).
“POs” shall mean purchase orders issued by Buyer or any of its Affiliates to Seller for the Product, Spare Parts or Services in accordance herewith.
“Power Segment” shall be composed of customers operating primarily outside of the oil and gas industry and when the application is one or more of the following activities:

(i) industrial power generation (i.e., metals, pulp and paper, and waste to energy), (ii) cogeneration, (iii) combined heat and power, (iv) hybrid power generation, (v) combined cycle for utility/IPP and (vi) conventional (including simple cycle power plants) and nuclear power generation for utility/IPP including cogeneration, combined heat and power and biomass. The Power Segment includes the opportunity to sell the Product, Spare Parts and Services to customers that are otherwise within the O&G Segment where more than 50% of the power generated by such Product (or the Product to which such Spare Parts or Services correspond) will be dispatched to the grid, but not where 50% or less of such power generated will be dispatched to the grid, such latter case being (if to customers otherwise within the O&G Segment) exclusively the O&G Segment; provided, that the foregoing determination with respect to the percentage of generated power by the application to the grid shall be made by the applicable customer at the time of the sale of the applicable Product, and that determination shall also apply to Spare Parts or Services for such Product; provided, further, that the Power Segment shall include IPPs.
“Product” or “TM2500” are used interchangeably in this Agreement and shall mean a trailer-mounted gas turbine generator based on a LM2500 type engine that consists of several modular trailers.
“Receiving Party” shall have the meaning set forth in Section 12.07(a).
“Regardless of Cause or Action” shall mean (to the maximum extent permitted by applicable Law), regardless of: cause, fault, default, negligence in any form or degree, strict or absolute liability, breach of duty (statutory or otherwise) of any Person, including in each of the foregoing cases of the indemnified Person, unseaworthiness of any vessel, or any defect in any premises/vessel; for all of the above, whether pre-existing or not and whether the damages, liabilities, or claims of any kind result from contract, warranty, indemnity, tort/extra-contractual or strict liability, quasi contract, Law, or otherwise.
“Representatives” shall mean the applicable Party’s respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors.
“Section 11.03 Indemnitees” shall have the meaning set forth in Section 11.03(a).
“Seller” shall have the meaning set forth in the introductory paragraph hereof.
“Seller Standard Terms” shall mean the Seller’s terms and conditions for the Product, Spare Parts and Services attached as Appendix 3, with such amendments, modifications and supplements thereto as Seller may adopt from time to time, but solely to the extent such amendments, modifications and supplements are required by applicable Law or as otherwise agreed to in writing by the Parties.
“Seller TM IP” shall mean all Intellectual Property reading on, or otherwise incorporated in, any Product (including any packaging therefor) and Spare Parts, to the extent such Intellectual Property (a) is Controlled as of the Effective Date by Seller or any of its Affiliates or (b) is created or acquired after the Effective Date by or on behalf of Seller or any of its Affiliates, including developments, modifications, derivative works or improvements to such Intellectual Property under the foregoing clause (a) created or acquired by or on behalf of Seller or any of its Affiliates. Seller TM IP does not include any Intellectual Property owned or controlled by GE Aviation covering or otherwise embodied in any parts, components, subassembly, packaging or other goods or services provided by GE Aviation.
“Services” shall mean the provision of installation, commissioning and aftermarket support services for the TM2500.
“Spare Parts” shall mean all individual parts and assemblies of parts, including modules, of a TM2500, typically identified by a unique part number, which can be sold individually or in the aggregate, but without being installed on a TM2500.
“Subsequent Term” shall have the meaning set forth in Section 2.01.
“Subsidiary” shall mean with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
“Surplus TM2500s” shall have the meaning set forth in Section 4.03(b).
“Tax” shall mean any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.
“Technical Design” means the technical design for the TM2500 which has been provided to Buyer prior to the date hereof.
“Technology” shall mean, collectively, all technology, software, hardware, data, databases, models, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, specifications, reports, presentations, analyses, other writings and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology.
“Term” shall have the meaning set forth in Section 2.01.

“Territory” shall mean anywhere in the world.
“TPS” means the Turbomachinery and Process Solutions business unit of BHGE.
“Transaction Agreement” shall mean that certain Transaction Agreement among Buyer, GE and JVCo dated as of February 28, 2019.
“Trigger Date” shall have the meaning given to such term in the Transaction Agreement.
ARTICLE II

TERM AND TERMINATION
Section 2.01    Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until the 60-month anniversary of the date hereof unless (a) earlier terminated in accordance with Section 2.02 or (b) the Parties mutually agree to extend it beyond such termination date in writing. Upon expiration of the Term, the terms of this Agreement shall continue to govern all POs governed by this Agreement that are entered into between the Parties prior to such expiration.
Section 2.02    Termination Events.
(a)    Mutual Agreement. This Agreement may be terminated upon the mutual written agreement of the Parties.
(b)    Bankruptcy; Insolvency. Either Buyer or Seller may terminate this Agreement immediately by written notice to the other Parties upon the occurrence of any of the following events: (i) Buyer (in the case of a termination by Seller) or Seller (in the case of a termination by Buyer) is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; (ii) Buyer (in the case of a termination by Seller) or Seller (in the case of a termination by Buyer) appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; (iii) Buyer (in the case of a termination by Seller) or Seller (in the case of a termination by Buyer) files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) Buyer (in the case of a termination by Seller) or Seller (in the case of a termination by Buyer) has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within 90 days.
(c)    Material Breach.
(i)    If Buyer or Seller has materially breached this Agreement (the “Breaching Party”), the other (the “Non-Breaching Party”) shall provide written notice to the Breaching Party as soon as reasonably practicable after the Non-Breaching Party becomes aware of the occurrence of such material breach, which notice shall contain a description of such material breach in reasonable detail (a “Notice of Material Breach”). The failure or delay of the Non-

Breaching Party in delivery of a Notice of Material Breach shall not be deemed a waiver of any rights of such Non-Breaching Party unless and to the extent such failure or delay materially and adversely affects the Breaching Party’s ability to cure such material breach.
(ii)    The Breaching Party shall have the automatic right during the 90-day period following receipt of a Notice of Material Breach to cure such material breach (the “Initial Cure Period”). Any efforts by the Breaching Party to cure shall not be deemed an admission that the Breaching Party has committed a material breach. If the Breaching Party has promptly and diligently taken reasonable steps to cure but such cure has not been completed within the Initial Cure Period, then the period to cure shall be extended for a commercially reasonable time not to exceed a further 30 days to enable such cure to be completed (the “Extended Cure Period”); provided, however, that the cure period shall not be extended if, notwithstanding all reasonable efforts, such cure could not be effected within the Extended Cure Period.
(iii)    If the Breaching Party disputes that a material breach has occurred, or if a cure is not possible within the Initial Cure Period (or, if applicable, the Extended Cure Period), then senior management representatives of the Breaching Party and the Non-Breaching Party shall meet, no later than 15 days following delivery of written notice from either such Party to the other Party requesting such meeting, to attempt to resolve such dispute. The Breaching Party and the Non-Breaching Party agree to use all reasonable efforts to fully resolve the dispute and to find a cure within the Initial Cure Period (or, if applicable, the Extended Cure Period). The Breaching Party and the Non-Breaching Party may extend the duration of such dispute resolution proceedings for such period of time as may be mutually agreed in writing. If the Parties have not resolved such dispute by the end of 30 days following the written notice requesting a dispute resolution meeting of senior management, then the Non-Breaching Party may terminate this Agreement by delivering written notice to such effect to the Breaching Party (the “Notice of Termination”), and the Breaching Party shall be entitled to commence a dispute under the applicable dispute resolution clause herein to determine if a material breach has occurred and such termination is permitted pursuant to this Section 2.02(c). Termination shall be without prejudice to any other rights or remedies to which either Party may be entitled under this Agreement or applicable Law.
(iv)    If the termination is due to Seller’s material breach, if so specified by Buyer, upon a Notice of Termination of this Agreement, Seller shall promptly stop work under any POs outstanding as of such notice date as directed in the notice.
(v)    If the termination is due to Buyer’s material breach, Seller shall have the right to promptly stop work under any POs outstanding as of such notice date and Buyer shall not place further subcontracts/orders in respect of any such outstanding POs.
(d)    Termination of Supply Exclusivity Without Replacement Agreement. This Agreement may be terminated as set forth in Section 4.03(a).
(e)    No Other Rights of Termination. This Agreement may not be terminated for any reason other than as expressly set forth in this Section 2.02.

(f)    Breaches of POs. The breach of a PO shall not automatically constitute a material breach of this Agreement; provided, however, that such breach may still give rise to other relief and may be taken into account in determining whether Buyer or Seller has materially breached this Agreement. However, Seller may terminate this Agreement upon notice to Buyer: (i) for material and chronic breaches of the POs by Buyer that Buyer has not cured within 180 days following written notice of default from Seller, or (ii) default by Buyer of its payment obligations under any PO or POs, for amounts not subject to a good faith dispute, individually or in the aggregate, in excess of $20,000,000.
Section 2.03    Effect of Termination or Expiration of the Term.
(a)    Except as set forth in Section 2.04, termination of this Agreement (or expiration of the Term) shall terminate any and all rights and obligations hereunder; provided, however, that the termination of this Agreement shall not relieve a Party of any of its rights or liabilities arising prior to or upon such termination or for POs under execution. The acceptance of any PO from, or the sale or provision of any Product, Spare Part or Service to, Buyer after the termination of this Agreement (or expiration of the Term or, in the case of Spare Parts and Services, the occurrence of the Closing Date) shall not be construed as a renewal or extension hereof, nor as a waiver of termination, but in the absence of a written agreement signed by one of the authorized representatives of Seller, all such transactions shall be governed by provisions identical to the provisions of this Agreement.
(b)    Upon the expiration of the Term, Buyer and Seller shall negotiate in good faith to mutually agree upon and enter into a new supply agreement for Product, Spare Parts and Services; provided, that the parties shall have no obligation to enter into such new supply agreement. For the avoidance of doubt, such new supply agreement may have terms and conditions (including with respect to pricing, lead times and inventory) that are different from the terms and conditions contained herein (including in the Seller Standard Terms).
Section 2.04    Survival. On any termination of this Agreement (or expiration of the Term), the following provisions shall survive in full force and effect: Article I (Definitions); Section 2.03 (Effect of Termination or Expiration of the Term); Article VI (Terms & Conditions of Purchase); Article VIII (Allocation of Liability); Article IX (Pricing, Payment Terms and Invoicing); Section 11.01 (Intellectual Property); and Article XII (General Provisions).
ARTICLE III

SCOPE OF SUPPLY
The scope of supply with respect to this Agreement is set forth on Appendix 1.

EXCLUSIVITY
Section 4.01    Exclusive Distribution. On the terms and subject to the conditions set forth in this Agreement, except as set forth on Schedule 4.01(a) hereto and subject to passive sales obligations in the European Economic Area, Seller hereby appoints Buyer and its Affiliates acting on its behalf as the sole and exclusive (also vis-à-vis-Seller) distributor within the O&G Segment within the Territory of (a) the Product during the Term and (b) the Spare Parts and Services relating to the Product during the period beginning on the date hereof and ending on the earlier of the expiration or termination of the Term or the Trigger Date (and, during such appointment, Seller and its Affiliates shall refrain from pursuing, directly or indirectly, any such distribution in the O&G Segment or appointing any other distributor in respect of the Product, the Spare Parts and the Services relating to the Product in the O&G Segment). Buyer, on behalf of itself and its Affiliates, hereby accepts such appointment on the terms and subject to the conditions set forth in this Agreement.
Section 4.02    Exclusive Supply.
(a)    On the terms and subject to the conditions set forth in this Agreement, (i) during the Term, Buyer will, and will cause its Affiliates to, source all of their collective requirements for Product exclusively from Seller and its Affiliates and (ii) until the earlier of the Closing Date or the expiration or termination of the Term, Buyer will, and will cause its Affiliates to, source all of their collective requirements for Spare Parts (other than the items set forth on Appendix 5, it being understood and agreed that if Buyer sources any such Spare Parts set forth on Appendix 5 from a source other than Seller and its Affiliates, then (A) Seller shall not warrant such Spare Parts and shall not be responsible for any damage to the Product or other property caused by such Spare Parts and (B) such sourcing may void the warranty from Seller with respect to the subsystem of a Product with respect to which such Spare Parts are a constituent part if such subsystem is directly affected by the use of such Spare Parts) exclusively from Seller and its Affiliates. Seller and its Affiliates shall accept all POs for Product, Spare Parts and Services issued by Buyer or any of its Affiliates that comply with the terms of this Agreement and the Seller Standard Terms, in each case, without modification (or with modification only following agreement by Seller in respect of such PO), but Seller shall use commercially reasonable efforts to accept any POs that contain such modifications (including with respect to the Technical Design); provided, that if any such change results in an increase or decrease in the out-of-pocket cost or time required for the performance of the work under the PO (relative to a PO that does not contain any such modifications), there shall be a mutually agreed equitable adjustment of the PO price and the scheduled delivery dates. For the purposes of any PO issued by an Affiliate of Buyer, the term “Buyer,” as used in this Agreement shall be deemed to refer to such Affiliate issuing that PO. Buyer will cause its Affiliates that issue POs to comply with the terms of this Agreement and will be responsible for any breaches hereof by its Affiliates.
(b)    The Parties hereby acknowledge that the quantities of Product, Spare Parts or Services shall not, other than with respect to accepted POs, constitute a commitment or obligation by Buyer or any Affiliate to purchase any minimum volume of Product, Spare Parts or Services from Seller.
(c)    At all times during the Term, Seller agrees to possess and maintain the necessary capacity, machinery, personnel and resources to sell to Buyer or any of its Affiliates at least the volume of Product, Spare Parts and Services set forth in all outstanding POs accepted by Seller pursuant to this Agreement.

(d)    For the avoidance of doubt, (i) this Agreement, including this Article IV, is not intended to limit, and does not limit, either Buyer’s or any of its Affiliates’ rights to market, distribute, or sell an LM2500 or other aero engine to any Person for applications in the O&G Segment, regardless of whether such Person intends to develop or package, or does develop and package (a “Packager”), the aero engine into a trailer-mounted gas turbine generator (provided, however, that Buyer shall not purchase any such trailer-mounted gas turbine generator from any such Packager, nor shall Buyer collaborate or partner with any such Packager in connection with such Packager’s development of a trailer-mounted gas turbine generator incorporating an aero engine, other than (A) Ordinary Course Collaborations and/or (B) sale, development or co-development of any packaging, packaging design, engineering support of such LM2500 or other engine into a trailer-mounted gas turbine generator, provided that Buyer does not use any Seller TM IP in connection with any such collaborating or partnering described in clause (A) or (B) above; provided, further, that no such collaboration or partnering described in clause (A) or (B) above shall be designed primarily to circumvent or avoid purchasing Product or Spare Parts (to the extent not listed in Appendix 5) under this Agreement, and (ii) any of (A) and (B) above or the sale of any such LM2500 or other aero engine by Buyer, any of its Affiliates, or any of its or their Affiliates as contemplated by this Section 4.02(d) is not subject to Seller’s right of first offer set forth in Article X. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer may, on behalf of the OFS Business, purchase fully assembled fracking systems from Packagers that may include trailer-mounted gas turbine generators that are not Product, and such purchases shall not be subject to the right of first refusal set forth in Article X; provided that, the OFS Business uses such system to deliver fracking services to customers and does not immediately resell such system and such system is not held for resale in the ordinary course; provided further, for the avoidance of doubt, that the OFS Business may resell such system prior to the end of such system’s useful life.
Section 4.03    Termination of Exclusivity.
(a)    The exclusive distribution and supply obligations described in Section 4.01 and Section 4.02 and the right of first offer described in Article X shall terminate and be of no further force and effect (i) if Seller and its Affiliates cease to maintain commercial production of, or sufficient inventory of, or the necessary capacity, machinery, personnel and resources to manufacture, TM2500s, for a period of 180 days or more; provided, however, that, if such cessation is the result of a Force Majeure that does not persist for longer than 180 days after such initial 180-day period, then such cessation shall not trigger the termination of such exclusive distribution and supply obligations under this Section 4.03, (ii) if Seller and its Affiliates fail to deliver Surplus TM2500s within sixty (60) days of the delivery date set forth in the PO pursuant to this Agreement and the Seller Standard Terms (including, without limiting the generality of the foregoing, the product quality criteria set forth on Schedule 7.04) in accordance with two or more POs during any one-year period; provided, however, that, if such failure is the result of a Force Majeure that does not persist for longer than 180 days, then such failure shall not trigger the termination of such exclusive distribution and supply obligations under this Section 4.03 or (iii) as set forth in Section 4.03(b). Any termination of the exclusivity obligations described in Section 4.01 and Section 4.02 pursuant to this Section 4.03(a) shall not automatically terminate this Agreement or any other obligations hereunder.

(b)    Buyer has provided to Seller, as of the date hereof, a good faith, non-binding forecast (including reasonable substantiation) of the number of TM2500s that it expects to order pursuant to POs hereunder during the 12 month period beginning on the date hereof. On or before every six month anniversary of the date of this Agreement, Buyer shall provide a good faith, non-binding forecast of the number of TM2500s that it expects to order pursuant to POs hereunder during the six month period beginning on the next succeeding six month anniversary (e.g., on the six month anniversary of this Agreement, the forecast shall cover the six month period from the 12 month anniversary of this Agreement until the 18 month anniversary of this Agreement) (each such good faith, non-binding forecast, an “Exclusivity Forecast,” and any TM2500s expected to be ordered pursuant to any Exclusivity Forecast, “Forecasted TM2500s”). Nothing hereunder shall obligate Buyer to deliver POs for all of the Forecasted TM2500s during any particular six month period nor prohibit Buyer from delivering POs for more TM2500s than the Forecasted TM2500s during any particular six month period (any such excess TM2500s ordered, the “Surplus TM2500s”). The exclusive supply obligations described in Section 4.02 and the right of first offer described in Article X shall terminate and be of no further force and effect if Seller and its Affiliates at any time (i) reject a PO (or any applicable portion thereof) that relates to Forecasted TM2500s and that complies with the terms of this Agreement and the Seller Standard Terms, in each case, without modification (or with modification only following agreement by Seller in respect of such PO) or (ii) is unable or unwilling to promptly (and in any event within fourteen days) deliver any Forecasted TM2500s ordered pursuant to any such compliant PO on the basis of the pricing set forth on Appendix 2 and the terms and conditions of sale set forth in this Agreement and the Seller Standard Terms. This Section 4.03(b) pertains only to Forecasted TM2500s and is inapposite with respect to Surplus TM2500s, breaches or defaults with respect to which are subject to Section 4.03(a)(ii).
(c)    Seller has provided to Buyer, as of the date hereof, a good faith estimate of the number of TM2500s that it currently has in inventory and are available for sale to Buyer. On or before every six month anniversary of the date of this Agreement, Seller shall provide to Buyer an updated good faith estimate of the number of TM2500s that it has in inventory, including the serial numbers and the bulletin implementation status of each such TM2500 in inventory, as of such time and are available for sale to Buyer.
(d)    Promptly upon any termination of the exclusive supply obligations described in Section 4.02 and right of first offer described in Article X pursuant to Section 4.03(b), the Parties will cooperate in good faith to enter into a new supply agreement (or amend this Agreement) that includes pricing, exclusivity and other terms and conditions that are reasonable for both Parties; provided, however, that this Section 4.03(d) shall not be deemed a firm commitment by either Party to enter into any such new (or amended) agreement. If the Parties are unable to agree on and enter into any such new (or amended) agreement within 60 days of commencing such good faith cooperation, this Agreement shall terminate.
ARTICLE V

PURCHASE ORDERS

Section 5.01    Outstanding POs at Closing. For any POs accepted on or following the date hereof, this Agreement will supersede any existing agreements between Buyer on the one hand, and Seller, on the other hand, for the purchase of Product, Spare Parts or Services.
Section 5.02    PO Contents. All purchases of Product, Spare Parts or Services under this Agreement shall be subject to the issuance of a PO by Buyer or any of its Affiliates and the acceptance of such PO by Seller, in each case, pursuant to the applicable Seller Standard Terms. POs issued by Buyer or any of its Affiliates pursuant to this Agreement shall contain at a minimum:
(a)    a PO number;
(b)    a Product, Spare Part or Service description or reference;
(c)    the required delivery date or dates or delivery forecast and delivery terms if different from the terms set forth in the applied Seller Standard Terms;
(d)    the applicable prices as determined in accordance with Section 9.01 or as otherwise agreed in writing between the Parties;
(e)    the quantities to be released for delivery;
(f)    any applicable technical requirements;
(g)    any clauses required by applicable Law;
(h)    any clauses requested by Buyer, including to comply with its customer terms, that are different from the Seller Standard Terms, which will be highlighted in the PO in order to ensure that Seller is aware of and can expressly agree to and comply with such clauses, provided, however, that Seller is not required to agree to any such Buyer requests; and
(i)    a statement on the face of the PO that reads as follows: “The parties agree that notwithstanding any reference to any other document, this purchase order shall be governed by that certain TM2500 Supply and Distribution Agreement entered into by General Electric Company, a New York corporation, acting through its GE Power’s Gas Power Systems business and Baker Hughes, a GE company, LLC, a Delaware limited liability company on July 31, 2019”; provided, however, that the terms of this Agreement shall apply notwithstanding the absence of such statement on the face of any PO between the Parties during the Term.
Section 5.03    Modifications and Scheduling POs.
(a)    All delivery dates, shipping instructions, quantities ordered and other like terms of a PO may be revised upon the issuance by Buyer to Seller of a change order in writing (a “PO Modification Agreement”); provided, however, that any and all changes set forth in such PO Modification Agreement must first be mutually agreed to by and between Buyer and Seller. If any such change results in an increase or decrease in the cost or time required for the performance of the work under the PO, there shall be a mutually agreed equitable adjustment of the PO price and the scheduled delivery dates. Buyer shall pay for all work that Seller commenced for which Seller has incurred costs under the PO prior to any quantities being decreased. Seller shall not be obligated to proceed with any requested changes or extra work, or other terms, until the price of such change and its effect on the scheduled delivery dates have been agreed upon and effected by a PO Modification Agreement.
(b)    Seller agrees to provide a general schedule and confirmation of completion/shipment dates at the time a PO is placed and accepted; provided, however, that none of these schedules or confirmations shall modify any applicable agreed delivery dates set forth in the relevant POs as accepted by Seller. Subject to appropriate safeguards for the protection of Seller’s proprietary information and upon reasonable advance request, Seller also agrees to allow Buyer’s staff regular access to its facilities to review the PO status and quality, and to provide a bi-monthly report on schedule status. In the event that any portion of the PO falls behind schedule, Seller shall (i) provide a detailed schedule and verbal updates as needed with regard to the status of the PO completion and (ii) allow for on-site expediting by Buyer or an agent appointed thereby.
Section 5.04    Acceptance of POs. All POs, acceptances, change orders and other writings or electronic communications between the Parties, regardless of whether stated on the face of the PO or not, shall be (a) governed by this Agreement and (b) deemed a separate and independent contract between Seller and Buyer from any other PO issued hereunder. Notwithstanding anything to the contrary contained in this Agreement, the Seller Standard Terms or any PO, unless otherwise expressly agreed upon by Seller and Buyer in writing, no modification of this Agreement shall be effected by the use of any PO or other form containing any terms or conditions that are inconsistent with those of this Agreement (other than modifications as agreed to in accordance with Section 5.03).
ARTICLE VI

TERMS & CONDITIONS OF PURCHASE
Section 6.01    Terms & Conditions of Purchase.
(a)    Purchases made by Buyer of Product, Spare Parts and Services shall be subject to the following:
(i)    the terms of this Agreement;
(ii)    the applicable Seller Standard Terms; and
(iii)    subject to Section 5.02(h), any additional terms contained in POs issued hereunder (including, on a PO by PO basis, any modifications to the Seller Standard Terms that the Parties may, from time to time, agree to in writing following negotiations as may be required to meet the specification and contractual requirements of Buyer or Buyer’s end customer).
(b)    Subject to Section 11.01(d), in the event of a conflict, the following order of precedence will prevail:
(i)    the terms of any PO Modification Agreement;

(ii)    the terms of this Agreement, excluding the applicable Seller Standard Terms;
(iii)    the applicable Seller Standard Terms;
(iv)    the terms of any POs issued hereunder; and
(v)    drawings, specifications and related documents specifically incorporated by reference herein or in any PO.
ARTICLE VI    I

OTHER AGREEMENTS
Section 7.01    Support. Seller shall provide Buyer and its Affiliates (and at Buyer’s or any of its Affiliates’ request, its or their customers) with commercial and technical support with respect to Product and Spare Parts that is substantially consistent with the level and type of support provided by Seller to Buyer and its Affiliates during the 12-month period prior to the date hereof; provided that, for the avoidance of doubt, such support shall be provided promptly (and in no event in a manner less prompt than Seller’s provision of substantially similar support to its other customers.).
Section 7.02    No Discrimination. Subject to the manufacturing and delivery forecasting provisions of the applicable PO, Seller shall not discriminate between Buyer, on the one hand, and any other customer of Seller, on the other, in the scheduling or the provision of Product, Spare Parts or Services, but nothing in this Agreement shall entitle Buyer to any priority over other customers in such scheduling or provision, unless such priority is expressly agreed to in writing by Buyer and Seller in the applicable PO.
Section 7.03    Sales Referrals. To the extent permitted by applicable Law, (a) Seller shall endeavor to, and to cause Seller’s agents and distributors to, refer to Buyer any prospective opportunities for the sale of the Product that reasonably would be expected to be within the scope of the O&G Segment and (b) Buyer shall endeavor to, and to cause Buyer’s agents and distributors to, refer to Seller any prospective opportunities for the sale of the Product that reasonably would be expected to be within the scope of the Power Segment.
Section 7.04    Product Quality Requirements. Seller shall comply with the product quality requirements set forth on Schedule 7.04. Buyer shall have the right to refuse delivery and payment for any Product that does not conform with the product quality requirements set forth on Schedule 7.04.
Section 7.05    Project Execution Management. Buyer will manage logistics, installation and commissioning and after-commissioning services and parts with its distributors and customers. Seller will provide to Buyer, on behalf of itself and its distributors and customers, with (a) access at the applicable manufacturing or vendor facilities to witness Product, package and major auxiliary item testing, (b) the opportunity to review documentation in respect of Product after manufacturing completion and (c) monthly updates regarding manufacturing status of Product in production for Buyer.
Section 7.06    List of Auxiliary Component Suppliers. Set forth on Appendix 5 is a list of certain auxiliary components of the TM2500s and the suppliers Seller currently uses to supply it with such components. Annually, on or before each successive anniversary of the Effective Date, Seller will provide to Buyer, and Buyer will provide to Seller, in writing, any updates to the list set forth on Appendix 5.
Section 7.07    Branding of Product. Buyer shall have the right, but not the obligation, to brand Product for the O&G Segment with Buyer’s own brand, including the visible branding and colors on the package.
ARTICLE VIII

ALLOCATION OF LIABILITY
Notwithstanding anything to the contrary contained in this Agreement or the applicable Seller Standard Terms, the Parties hereby agree that neither Buyer nor Seller shall be liable to the other for any loss of profit or revenues, loss of use of equipment or systems, interruption of business, cost of replacement power, cost of capital, downtime costs, increased operating cost, or any consequential, indirect, incidental, special or punitive damages Regardless of Cause or Action or claims of Buyer’s customers for the foregoing types of damages. In addition, notwithstanding anything herein to the contrary but subject to the proviso in this sentence, the Parties hereby agree that Seller shall have no liability to Buyer under this Agreement for (i) any action or omission of GE Aviation or (ii) any parts, components, subassembly or other goods or services provided by GE Aviation to Buyer (whether directly or through Seller (except to the extent that any such liabilities arise out of any action or omission of Seller in connection therewith)), including for any such parts, components, subassembly or other goods that are incorporated into Product that are sold to Buyer by Seller hereunder; provided, however, that the foregoing shall apply only to the extent that JVCo has recourse against GE Aviation with respect to such action, omission, part, component, subassembly or other good or service, as applicable.
ARTICLE IX

PRICING, PAYMENT TERMS AND INVOICING
Section 9.01    Pricing and Payment Terms.
(a)    Pricing for the Product, Spare Parts and Services shall be based on the methodology set forth on Appendix 2.
(b)    Charges in addition to those determined by the applicable pricing methodology (including charges in respect of terms pursuant to Section 6.01(a)(iii)) shall be agreed to in writing by Buyer and Seller.

Section 9.02    Invoicing. Buyer shall pay or settle each invoice from Seller, either directly by wire transfer or through GE’s inter-company settlement system, no later than 30 days after Buyer’s receipt of Seller’s invoice; provided, however, that, with respect to an invoice that includes one or multiple TM2500s, Buyer shall pay the portion of such invoice attributable to such TM2500s no later than 30 days after Buyer is in receipt of both (a) such invoice and (b) the Document Package with respect to each such TM2500.
Section 9.03    Taxes.
(a)    Pricing for the Product, Spare Parts and Services is exclusive of, and Buyer shall bear and timely pay, any and all sales, use, value added, transfer and other similar Taxes (and any related interest and penalties) imposed on, or payable with respect to, the Product any Spare Parts and Services purchased by Buyer pursuant to this Agreement; provided, however, that (i) to the extent such Taxes are required to be collected and remitted by Seller, Buyer shall pay such Taxes to Seller upon receipt of an invoice from Seller, and (ii) for the avoidance of doubt, such pricing shall be inclusive of, and Seller shall bear, any income or similar Taxes imposed on or payable by Seller.
(b)    The Parties will take reasonable steps to cooperate to minimize the imposition of, and the amount of, Taxes described in this Section 9.03.
ARTICLE X

RIGHT OF FIRST OFFER
If Buyer, any of its Affiliates, or any of its or their distributors on Buyer’s or any of its Affiliates’ behalf (a) receives a written order, proposal or offer to purchase a trailer-mounted gas turbine generator based on an LM2500 or LM6000 product platform and (b) determines to either (i) purchase a trailer-mounted gas turbine generator to fulfill such order, proposal or offer (other than the type of purchase described in the last sentence of Section 4.02(d)) or (ii) develop its own product to pursue such order, proposal or offer, Buyer shall thereafter notify Seller promptly in writing of such order, proposal or offer (including, subject to the immediately following sentence, a good faith and reasonable description of the material terms and associated specifications of the contemplated trailer-mounted gas turbine generator) and offer Seller a right of first offer to develop such trailer-mounted gas turbine generator on the terms and pursuant to the specifications provided in such notice (the “ROFO Notice”). Each Party will take such steps as may be necessary or advisable in light of existing third party confidentiality obligations to which Buyer, any of its Affiliates, or any of its or their distributors on their behalf may be subject in connection with any such order, proposal or offer, to enable Buyer to provide Seller with the foregoing description of material terms and associated specifications, including entering into a customary confidentiality or non-disclosure agreement. Upon receipt of a ROFO Notice, Seller shall have 45 days to request of Buyer any additional information reasonably needed by Seller to analyze the opportunity described in the ROFO Notice, and Buyer shall deliver to Seller such additional information (to the extent reasonably obtainable or known) as has been requested within 45 days after receipt of any such request from Seller. If Seller elects to accept the offer to develop the subject trailer-mounted gas turbine generator described in the ROFO Notice, Seller shall provide Buyer with a term sheet or other written proposal within 135 days from its receipt of the ROFO Notice. If Seller fails to deliver to Buyer any such term sheet or other proposal relating to such trailer-mounted gas turbine generator within such 135 days period, Seller shall be deemed to have irrevocably waived its right of first offer under this Article X and this Article X shall be of no further force and effect with respect to such contemplated trailer-mounted gas turbine generator (but shall remain in full force and effect with respect to any additional contemplated trailer-mounted gas turbine generator). Upon the issuance of any term sheet or proposal by Seller as herein provided, Seller and Buyer agree to negotiate in good faith the definitive terms of Seller’s development of the subject trailer-mounted gas turbine generator; provided, however, that, notwithstanding anything to the contrary in this Agreement, (A) Buyer shall have no obligation to accept any offer made by Seller and (B) if Buyer does not accept any such offer made by Seller, then Buyer shall not subsequently accept any similar offer from a third Person on terms that, in the aggregate, are equivalent to or more adverse to Buyer, its applicable Affiliate or the applicable distributor of any of the foregoing than those offered by Seller.
ARTICLE XI

INTELLECTUAL PROPERTY AND TECHNOLOGY
Section 11.01    Intellectual Property.
(a)    Ownership. As between the Parties, Seller shall own and control all Seller TM IP.
(b)    License to Buyer.
(i)    Subject to the terms and conditions of this Agreement, as part of the consideration of this Agreement (with no other payment due), Seller hereby grants to Buyer and its Affiliates, commencing on the Effective Date, a perpetual, irrevocable, worldwide, non-sublicensable (except as expressly permitted by, and in accordance with, clause (iv) below), non-transferable (except as expressly permitted by, and in accordance with, Section 12.09), right and license under the Seller TM IP, solely as necessary for Buyer and its Affiliates to (A) use, sell, offer for sale, import, export, and maintain, in each case solely within the O&G Segment, Product and Spare Parts acquired by Buyer or any of its Affiliates under this Agreement, (B) provide field services for, and perform field repairs for, in each case, Buyer’s or any of its Affiliates’ end customers solely within the O&G Segment, for Product and Spare Parts acquired by Buyer or any of its Affiliates under this Agreement, and (C) make and have made Spare Parts listed in Appendix 5 for TM2500 packaging (but not for the LM2500 itself) for use on Product acquired by Buyer or any of its Affiliates under this Agreement; provided, that, for the avoidance of doubt, the foregoing license does not include any right to use any Seller TM IP outside of the O&G Segment. In the event of a conflict between the rights granted under this Section 11.01(b) and the provisions of the Seller Standard Terms, the rights granted under this Section 11.01(b) shall govern and control.

(ii)    The license granted under Section 11.01(b)(i) shall be exclusive to Buyer and its Affiliates in the O&G Segment to the extent the exclusive distribution and supply obligations described in Section 4.01 and Section 4.02 remain in effect and shall be non-exclusive thereafter (to the extent such licenses remain in effect).
(iii)    Buyer and its Affiliates shall have the right to sublicense the license rights granted to it under clause (i) above to third party vendors, solely as strictly necessary for such third party vendors to assist Buyer and its Affiliates in exercising such rights with respect to applicable Product and Spare Parts in accordance with the scope of the rights granted under clause (i) above, in each case solely on behalf of and at the direction of Buyer or its Affiliates (and not for the benefit of such third party vendors); provided, however, that Buyer shall remain liable to Seller for any breach of the license conditions by any of its Affiliates or such third party vendors.
(iv)    Notwithstanding anything in this Agreement to the contrary (including anything in Section 2.04), following the termination of this Agreement, the license granted by Seller to Buyer and its Affiliates under this Section 11.01(b) shall survive only as to Product and Spare Parts already sold during the Term (including, for the avoidance of doubt, Product and Spare Parts subject to POs under execution), but otherwise shall cease and shall be of no further force or effect.
(v)    For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including anything in the Seller Standard Terms) shall limit any licenses or other rights granted to Buyer or any of its Affiliates under the A&R IPXL with respect to the Intellectual Property covered thereby and, with respect to any such Intellectual Property covered by the A&R IPXL, in the event of any conflict between the rights granted under this Agreement (including in the Seller Standard Terms) and the provisions of the A&R IPXL, the provisions of the A&R IPXL shall govern and control.
(vi)    All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code.
(c)    No License to Engineering Tools. Buyer acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the licenses granted to Buyer and its Affiliates under Section 11.01(b) shall not include a license to any engineering design tools or engineering process tools (or any data or datasets related to either of the foregoing), in each case that are Controlled by Seller or any of its Affiliates.
(d)    Precedence. Notwithstanding anything herein to the contrary, any terms and conditions relating to Intellectual Property set forth in any POs issued hereunder that are inconsistent with the terms and conditions contained in this Agreement, shall be subordinate to the terms and conditions of this Agreement.
Section 11.02    Access and Training.
(a)    Seller shall provide Buyer, in a form and format reasonably acceptable to Buyer, digital copies of all technical drawings and other documentation for the Product and Spare Parts, in each case that are of the type of technical drawings and other documentation customarily provided by Seller to purchasers of Product or Spare Parts, respectively (and including, at a minimum, copies of the technical drawings and other documentation set forth on Appendix 4).
(b)    Within a reasonable period of time following the delivery of the technical drawings and other documentation required under subsection (a) above, Seller shall provide to engineers of Buyer (and of its Affiliates, as applicable) of appropriate training and skill level, up to 40 hours of training sessions per project per year (and in each case at a mutually agreed time and place), of scope, substance and quality consistent with the training customarily provided by Seller to its key customers and resellers (which is of no less scope, substance and quality as the training that Seller’s own personnel receive for the same technical drawings and other documentation), as necessary to enable Buyer’s and its Affiliates’ engineers to acquire a reasonable understanding of such technical drawings and other documentation.  Seller will be entitled to recover from Buyer reasonable, documented, out-of-pocket costs and expenses incurred by Seller to provide such training.  If requested by Buyer, Seller shall provide to Buyer a good faith written estimate of such costs prior to such training sessions.  For clarity, each Party shall bear its own internal costs and expenses (including the cost of employee time) incurred in connection with any such training sessions.  Except as set forth in the first sentence of this subsection (b), any specialized training required by Buyer outside the context of Seller’s customary training programs for personnel of its key customers and resellers shall be provided by Seller at Buyer’s expense subject to mutual agreement of Buyer and Seller as to scope, schedule and cost.
(c)    If Seller fails to deliver any Product or Spare Parts when and as required by this Agreement and the Seller Standard Terms pursuant to an accepted PO (it being understood and agreed by the Parties that, within six (6) months of the date of this Agreement, the Parties shall, in good faith, negotiate and agree to standard lead times for Spare Parts (and update the Seller Standard Terms, if necessary)), Buyer, at its option (in lieu of immediately seeking damages or other legal remedies), may request that Seller (i) identify a third party source of supply for the affected Product or Spare Parts, and (ii) in connection therewith, to the extent reasonably required under the circumstances, enter into an agreement with such third party source to manufacture the Product and Spare Parts (which agreement will include a limited license under the Seller TM IP and, subject to a suitable confidentiality agreement, a limited right, including reasonable and appropriate access, to use the Technology included in the Seller TM IP for those purposes). If Buyer, in its sole discretion, has elected such option, and Seller subsequently fails to provide the Product or Spare Parts covered by Buyer’s request, Buyer may seek its remedies under this Agreement and the applicable PO; provided that, for the avoidance of doubt, if Buyer declines to elect such option, nothing in this Section 11.02(c) shall limit Buyer’s right to immediately seek damages or other legal remedies.

(d)    Except as required by this Section 11.02, nothing in this Agreement shall be interpreted as requiring any Party (i) to transfer to the other Party or (ii) to grant the other Party access to, in each case of (i) and (ii), technological embodiments (including software) of, or know-how or Confidential Information related to, Intellectual Property, as the case may be (it being understood that the foregoing does not apply to the delivery of finished Product and Spare Parts hereunder pursuant to an accepted PO).
Section 11.03    IP Indemnification.
(a)    Seller IP Indemnification Obligation. Seller shall indemnify, defend and hold harmless Buyer, its Subsidiaries and their respective directors, officers, employees and agents (“Section 11.03 Indemnitees”) from and against any and all losses, damages, liabilities, costs and expenses incurred by any Section 11.03 Indemnitee arising from a third party claim alleging that any portion of the Products, in each case supplied by or on behalf of Seller under this Agreement, infringes or misappropriates Intellectual Property.
(b)    Notice of Claims. Buyer will promptly notify Seller in writing of such claims and give Seller full authority, information and assistance for the defense and resolution of such claims.
(c)    Exclusions. The remedies described in Section 11.03 do not apply to any product (i) not purchased by Buyer from Seller or (ii) that was modified, combined with other items (except for such combinations of Products provided by or on behalf of Seller), or was not used for its intended purpose, in each case where such modification or combination results in the infringement; or (iii) that was supplied by Buyer or manufactured by Seller according to Buyer’s detailed specifications or directions (“Buyer’s Instructions”), where a claim under Section 11.03(a) resulted from Seller’s use or reliance on Buyer’s Instructions. With respect to products not manufactured by Seller, any indemnity given by the manufacturer thereof to Seller shall apply to Buyer.
(d)    Apportionment. Notwithstanding anything herein to the contrary, Seller shall only bear an indemnification obligation with respect to the value of the portions of Products supplied by or on behalf of Seller and not the value of the products, services and systems provided by Buyer or sold by or on behalf of Buyer.
(e)    Mitigation. Upon an allegation of patent infringement against a Product, Seller may, at its option and expense, (i) procure for Buyer the right to continue using such Product; or (ii) replace or modify the Product with a substantially equivalent product.
(f)    Sole and Exclusive Liability. Without limiting Seller’s obligations under Section 12.07, the obligations recited in this Section 11.03 constitute the sole and exclusive liability of Seller under this Agreement for actual or alleged Intellectual Property infringement with respect to the Product.
ARTICLE XI    I
GENERAL PROVISIONS

Section 12.01    Authority. Each Party represents that it has full power and authority to enter into and perform this Agreement. Each Party represents that those individuals signing this Agreement on behalf of such Party are duly authorized Representatives of such Party and properly empowered to execute this Agreement.
Section 12.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a Party as shall be specified in a notice given in accordance with this Section 12.02.
(a)    If to Seller:
GE Power
Gas Power Systems
Building 40-558
One River Road
Schenectady, NY 12345
Attention:     Michael W. Gregory
Email:     michael.gregory@ge.com

with a required copy (which copy shall not constitute notice) to:

Sidley Austin LLP
787 7th Avenue
New York, NY 10019
Attention:    Christopher M. Barbuto
E-mail:    cbarbuto@sidley.com

(b)    If to Buyer:
Baker Hughes, a GE company, LLC
17021 Aldine Westfield Road
Houston, Texas 77073
Attention:    William D. Marsh
E-mail:     Will.Marsh@bhge.com

with a required copy (which copy shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:    George R. Bason, Jr.
    Michael Davis
Email:    george.bason@davispolk.com
    michael.davis@davispolk.com
Section 12.03    Entire Agreement, Waiver and Modification. This Agreement, the applicable Seller Standard Terms and any POs issued hereunder are the complete and exclusive statement of the agreement between the Parties relating to the subject matter hereof. No modification, termination or waiver of any provision hereof shall be binding upon a Party unless made in writing and executed by an authorized Representative of such Party.
Section 12.04    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Seller or Buyer, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 12.05    Compliance with Laws and Regulations.
(a)    Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party.
(b)    The prices under this Agreement for the Product and Spare Parts are for their use in the United States and are based on Seller’s design, manufacture and delivery of the Product and Spare Parts pursuant to (i) Seller’s design criteria, manufacturing processes and procedures and quality assurance program, (ii) those portions of industry specifications, codes and standards in effect as of the date of this Agreement that are applicable to the Product and Spare Parts for use in the United States, and (iii) United States Federal, State and local Laws in effect and applicable to the Product and Spare Parts on the date of this Agreement.
Section 12.06    Governing Law; Dispute Resolution.
(a)    This Agreement and any disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case, without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(b)    The Parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.
(c)    Any dispute arising out of or in connection with this Agreement or any POs issued under it between Buyer and Seller should be resolved as rapidly as reasonably possible pursuant to good faith discussion between the respective project or transaction level employees. If a dispute cannot be resolved between the project or transaction level employees within four weeks of the dispute arising, the project or transaction level employees should submit the dispute to the leaders of their respective businesses for resolution. If the business leaders are unable to resolve the dispute promptly, it should be escalated to the Chief Executive Officer of TPS and the Chief Executive Officer of the relevant Tier 1 GE business (or such other equivalent officer as designated by such Tier 1 GE business Chief Executive Officer). If the dispute is nonetheless unresolved, the dispute resolutions procedures in Section 12.06(d) shall apply.
(d)    Any dispute arising out of or in connection with this Agreement or an individual PO that cannot be settled by the negotiation procedure set forth in Section 12.06(c) shall be resolved in accordance with the dispute resolution provision in the Seller Standard Terms.
Section 12.07    Confidentiality. In addition, and not in contravention, to the confidentiality provisions set forth in the Seller Standard Terms, the Parties agree as follows:
(a)    In connection with this Agreement, Seller and Buyer (as to information disclosed, the “Disclosing Party”) may each provide the other Party (as to information received, the “Receiving Party”) with Confidential Information. “Confidential Information” means (i) all pricing for Product, Spare Parts and Services, (ii) all information that is designated in writing as “confidential” or “proprietary” by the Disclosing Party at the time of written disclosure, and (iii) all information that is orally designated as “confidential” or “proprietary” by the Disclosing Party at the time of oral disclosure and is confirmed to be “confidential” or “proprietary” in writing within 10 days after oral disclosure. The obligations of this Section 12.07 shall not apply as to any portion of the Confidential Information that: (A) is or becomes generally available to the public other than from disclosure by the Receiving Party, its Representatives or its Affiliates; (B) is or becomes available to the Receiving Party or its Representatives or its Affiliates on a non-confidential basis from a source other than the Disclosing Party when the source is not, to the best of the Receiving Party’s knowledge, subject to a confidentiality obligation to the Disclosing Party with respect to such information; (C) is independently developed by the Receiving Party, its Representatives or its Affiliates, without reference to the Confidential Information as evidenced by written documents; or (D) is approved for disclosure in writing by the Disclosing Party.
(b)    The Receiving Party agrees, (i) to use the Confidential Information only in connection with this Agreement and permitted use(s) and maintenance of the Product and Spare Parts, (ii) to take reasonable measures to prevent disclosure of the Confidential Information, except to its Representatives who have a need to know such information for such Party to perform its obligations under this Agreement or in connection with the permitted use(s) and maintenance of the Product and Spare Parts, and (iii) not to disclose the Confidential Information to a competitor of the Disclosing Party. The Receiving Party further agrees to obtain a commitment from any recipient of Confidential Information to comply with the terms of this Section 12.07 before disclosing the Confidential Information.
(c)    If the Receiving Party or any of its Affiliates or Representatives is required by Law, legal process or a Governmental Entity to disclose any Confidential Information, that Party agrees to provide the Disclosing Party with prompt written notice to permit the Disclosing Party to seek an appropriate protective order or agency decision or to waive compliance by the Receiving Party with the provisions of this Section 12.07. If, absent the entry of a protective order or other similar remedy, the Receiving Party is, based on the advice of its counsel, legally compelled to disclose such Confidential Information, such Party may furnish only that portion of the Confidential Information that has been legally compelled to be disclosed, and shall exercise its reasonable efforts in good faith to obtain confidential treatment for any Confidential Information so disclosed.
(d)    Upon written request of the Disclosing Party, the Receiving Party shall promptly, at its option, either: (i) return all Confidential Information disclosed to it or (ii) destroy (with such destruction certified in writing by the Disclosing Party) all Confidential Information, without retaining any copy thereof, except to the extent retention is necessary for the limited purpose to enable permitted uses and maintenance of the Product and Spare Parts. No such termination of this Agreement or return or destruction of any Confidential Information will affect the confidentiality obligations of the Receiving Party all of which will continue in effect as provided in this Agreement.
(e)    No Party shall make any press release or similar public announcement with respect to this Agreement or any of the matters referred to herein.
Section 12.08    Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
Section 12.09    Assignment. Neither Buyer nor Seller shall be entitled to assign this Agreement or any PO that incorporates this Agreement to a third-party non-Affiliate without the prior written consent of the other Party. No assignment by Buyer or Seller of this Agreement or any PO that incorporates this Agreement shall relieve the assigning Party of any liability or obligation hereunder or thereunder. Any such assignee of Seller or Buyer shall be bound by the terms and conditions of this Agreement or the applicable PO.
Section 12.10    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, Schedule, paragraph and Appendix are references to the Articles, Sections, Schedules, paragraphs and Appendices of this Agreement unless otherwise specified, (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Appendices and Schedules hereto, (d) references to “$” shall mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified,

(f) the word “or” shall not be exclusive, (g) references to “written” or “in writing” include in electronic mail form, (h) provisions shall apply, when appropriate, to successive events and transactions, (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and all appendices and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement, (k) a reference to any Person includes such Person’s successors and permitted assigns, (l) any reference to “days” means calendar days unless Business Days are expressly specified, and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
Section 12.11    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of Seller or Buyer shall have any liability for any obligations or liabilities of such Party under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
Section 12.12    Audit. Seller shall maintain a complete and correct set of records pertaining to expenses and other reimbursable costs that have been invoiced to Buyer pursuant to the provision of Product, Spare Parts and Services under this Agreement and compliance with Law (if Product, Spare Parts or Services being procured is in support of a United States government end customer or an end customer funded in whole or in part by the United States government) applicable to Seller’s performance under this Agreement (the “Records”). Upon the expiration or termination of this Agreement, Buyer shall have the right, for 12 months from such expiration or termination, upon reasonable prior notice and during normal business hours, at Buyer’s election and expense, to conduct one reasonable audit of the Records of Seller through an audit conducted by an independent third party auditor. Seller shall take all reasonable measures to ensure the safety of any auditor who is present on its premises.
Section 12.13    Independent Contractors. The relationship of Seller and Buyer established by this Agreement is that of independent contractors.
Section 12.14    Non-Compete. The exercise of any rights by Seller or Buyer under this Agreement is subject to, and does not limit, the non-compete obligations applicable to each such Party under Section 10.03 of the JVCo LLC Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
GENERAL ELECTRIC COMPANY

By: /s/ Aman Joshi
Name: Aman Joshi
Title: Authorized Signatory
BAKER HUGHES, A GE COMPANY, LLC
By: /s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary

[Signature Page to the TM2500 Supply and Distribution Agreement]